UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2002

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.)

360 E. Jackson Street, Medford, Oregon Address of Principal Executive Office	97501 Zip Code

Registrant's telephone number including area code 541-776-6868

(Former name or former address, if changed since last report) Not applicable

Item 7. Financial Statements and Exhibits
(a)	Financial statements of business acquired. Not applicable.
(b)	Pro forma financial information. Not applicable.
(c)	Exhibits. The following Exhibit is filed or furnished as part of this Report to the extent described in Item 9. (99) Press Release dated February 25, 2002

Item 9. Regulation FD Disclosure.

On February 25, 2002, Lithia Motors, Inc. issued a press release announcing it commenced its public offering of 5.0 million shares of its Class A Common Stock at a price of $18.25 per share. All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 25, 2002	By:	LITHIA MOTORS, INC. (Registrant) /s/ Kenneth E. Roberts Kenneth E. Roberts, Assistant Secretary

EXHIBIT 99

LITHIA MOTORS, INC.
NEWS RELEASE

Date: February 25, 2002
For Further Information Contact:
Jeff DeBoer, Chief Financial Officer
(541) 776-6868

LITHIA MOTORS, INC. COMMENCES PUBLIC OFFERING FOR 5.0 MILLION SHARES OF CLASS A COMMON STOCK

MEDFORD, OREGON - Lithia Motors, Inc. (NYSE: LAD) announced today that it commenced its public offering of 5.0 million shares of its Class A Common Stock at a price of $18.25 per share. The offering includes 4.0 million newly issued shares to be sold by Lithia Motors and 1.0 million shares to be sold by W. Douglas Moreland, a selling shareholder. Lithia Motors is an operator of 65 automotive franchise stores, offering 24 brands of new vehicles through 123 franchises in nine western states.

The net proceeds of the offering received by the Company will be used primarily to acquire additional automotive dealerships. Prior to such use, the Company will reduce borrowings under its credit lines.

This offering is being managed by Morgan Stanley & Co. Incorporated and Stephens Inc. Copies of the prospectus relating to the offering may be obtained from Morgan Stanley, at 1585 Broadway, New York, NY 10036. The offering is scheduled to close on March 1, 2002.